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                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-102436

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
     January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003,
                    February 6, 2003 and February 14, 2003.

                                       of

                                  FINDWHAT.COM

     Cleveland Overseas Limited ("Cleveland Overseas") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    9,182 shares on February 19, 2003 at an average price of $7.52 per share;
     and

o    6,500 shares on February 20, 2003 at an average price of $7.58 per share.

This sale was effected by Bernard Herold & Co., Inc., as agent, at a total commission of $784.10. Immediately following these sales, Cleveland Overseas beneficially owned 77,423 shares of our common stock.

     RS Smaller Company Growth Fund ("Fund") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    25,900 shares on February 3, 2003 at an average price of $7.85 per share;

o    10,800 shares on February 3, 2003 at an average price of $7.85 per share;
     and

o    6,300 shares on February 5, 2003 at an average price of $8.76 per share;

This sale was effected by PFPC Trust Company, as agent, at a total commission of $1,310.00. Immediately following these sales, the Fund beneficially owned 192,062 shares of our common stock.

     On February 20, 2003, the closing price per share of our common stock on the Nasdaq SmallCap Market was $7.65.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 21, 2003.